SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2006

iMergent, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32277	87-0591719
(Commission File Number)	(IRS Employer Identification No.)

754 East Technology Avenue
Orem, Utah	84097
(Address of Principal Executive Offices)	(Zip Code)

(801) 227-0004

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On May 16, 2006, Brandon Lewis, a director, Chief Operating Officer and President of iMergent, Inc. (the “Company”), exercised non-qualified stock options (the “Lewis Options”) to purchase 150,000 shares of common stock of the Company at an exercise price of $4.50 per share.  The Lewis Options were set to expire on July 22, 2006.

Mr. Lewis has indicated that he sold enough shares to pay for the exercise of the Lewis Options and the taxes due on the exercise and retained the remaining shares.  In order to pay for the exercise of the Lewis Options and the taxes due on the exercise, Mr. Lewis sold 97,200 shares of common stock.  Mr. Lewis holds 223,248 options after the transaction.

On May 16, 2006, David Rosenvall, Chief Technology Officer of the Company, sold 18,000 shares of common stock.  Mr. Rosenvall has indicated that he used the proceeds from the sale to exercise stock options to purchase 18,000 shares of common stock of the Company at an exercise price of $1.50 per share and the remainder of the proceeds were used for the payment of taxes.  Mr. Rosenvall holds 78,250 options after the transaction.

On May 12, 2006, Peter Fredericks, an independent director of the Company, exercised non-qualified stock options (the “Fredericks Options”) to purchase 20,000 shares of common stock of the Company at an exercise price of $6.10 per share and sold the 20,000 shares.  The Fredericks Options were set to expire on October 21, 2006.  Mr. Fredericks holds 30,000 options after the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMERGENT, INC.

By:	/s/ Robert Lewis
Robert Lewis, Chief Financial Officer
Date: May 18, 2006